BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

SUMMONS

EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

The Shareholders of BRF S.A. (“Company”) are summoned to meet at the Extraordinary General Shareholders’ Meeting to be held on May 25, 2018, at 11:00 a.m. (“General Meeting”), at the Company's head office, located at Rua Jorge Tzachel, 475, in the City of Itajaí, Santa Catarina State, in order to discuss the following agenda:

(i) Rectify the amount of the annual global compensation of the Board of Directors and Board of Directors for the 2018 fiscal year;

(ii) Modify the Company’s Restricted Shares Plan; and

(iii) To authorize the execution of indemnity agreements between the Company and the current members of the Board of Directors.

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PHYSICAL PRESENCE

Shareholders. As stated in article 15 of the Bylaws, the Company requests to the shareholders who intend to take part in the General Meeting, personally or through a proxy, to forward a certified copy of the following documents by May 18, 2018, to Rua Hungria, 1.400 – 5th floor, Jardim Europa, Zip Code 01455-000, São Paulo-SP, to the attention of the Corporate Governance area (certified copy of documents which are available at the website of CVM is hereby waived):

Individual Shareholders:

▪    Identification document with photo; and

▪    Statement including the respective shareholding stake, issued by the custodian institution.

Corporate Shareholders:

▪    Last Bylaws or consolidated articles of association and the corporate documentation granting powers of attorney (e.g. minutes of the election of directors);

▪    Identification document of the legal representative(s) with photo;

▪    Statement including the respective shareholding stake, issued by the custodian institution;

▪    In case of Investment Funds: (i) the latest consolidated regulations of the  fund; (ii) bylaws or articles of incorporation of the administrator or manager, as is the case, with the fund´s voting policy and corporate documents that prove the powers of representation (minutes of the election of directors, term(s) of office and/or power of attorney); and (iii) identification document of the legal  representative(s) of the fund administrator or manager with photo.

Shareholders represented by Proxy:

▪    Besides the documents referred to above, a notarized power of attorney which must have been granted within less than 1 (one) year to any proxy who is a shareholder, manager of the Company, lawyer or financial institution, with the investment funds administrator responsible for representing its joint owners, as stated in the §1 of article 126 of Law nº 6.404/1976. Corporate shareholders may be represented by proxy established according to their bylaws/articles of association, not being mandatory that the legal representative be a shareholder, manager of the Company, lawyer or a financial institution;

▪    Identification document of the proxy with photo;

▪    If the shareholders wish, they may use the proxies made available previously by the Company to vote on matters of interest to the General Meeting, as stated in the Public Request for a Power of Attorney undertaken by the Company, in the form foreseen in article 22 and followings of CVM Instruction Nº 481/2009. The documents referring to the public request for a power of attorney will be disclosed in due course by the Company on the Investor Relations website (www.brf-global.com/ri, in the item Governança Corporativa) and the websites of the Brazilian Securities and Exchange Commission (www.cvm.gov.br), B3 S.A. – Brasil, Bolsa, Balcão (www.b3.com.br) and Securities and Exchange Commission (www.sec.gov).

Foreign Shareholders:

Foreign shareholders must present the same documents as the Brazilian shareholders, although the corporate documents of the legal entity and the power of attorney must have a sworn translation, not being necessary its notarization or the consularization.

Holders of American Depository Shares – ADSs:

The holders of ADSs will be represented by The Bank of New York Mellon, in its capacity as a depository institution within the terms of the Deposit Agreement executed with BRF.

PARTICIPATION BY DISTANCE VOTE

As stated in articles 21-A and in line with CVM Instruction nº 481/2009, Company shareholders may send their voting instructions, from this date, on the matters to be raised at the General Meeting by completing and sending the form allowing them to cast their vote from a distance (“Voting Form”) which appears in item 4 of the Shareholders’ Manual.

The Distance Voting Form must:

•         be accessed to be printed and completed in advance in the item “Governança Corporativa” of the Company’s Investor Relations website (www.brf-global.com/ri), as well as the site of the Brazilian Securities and Exchange Commission – CVM; and

•         be received within a period of 7 (seven) days before the date of the General Meeting, i.e. by 18.05.2018 (inclusive). Any voting forms received after this date will be disregarded.

Company shareholders interested in accessing the information or asking questions about the above-mentioned material should contact the Company´s Investor Relations or Corporate Governance areas, by telephone at +55 (11) 2322-5991/5011/5951/4438/5355 or via e-mail: acoes@brf-br.com.

All the documents related to the General Meeting, including more detailed information on the items on the Agenda can be found in the Shareholders’ Manual, which is available to shareholders at the following sites: www.brf-global.com/ri, www.bmfbovespa.com.br and www.cvm.gov.br.

São Paulo (SP), April 25, 2018.

Abilio dos Santos Diniz

Chairman of the Board of Directors